Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-177555) on Form S-8 of Universal Detection Technology of our report dated October 27, 2011 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Universal Detection Technology for the year ended December 31, 2011.

/s/ Kabani & Company, Inc.

Kabani & Company, Inc.
Los Angeles, California